For Immediate Release

Level One Bancorp, Inc. reports third quarter 2019 net income of $4.4 million, representing $0.56 of diluted earnings per common share

Farmington Hills, MI – October 30, 2019 – Level One Bancorp, Inc. (“Level One”) (Nasdaq: LEVL) today reported financial results for the third quarter of 2019, which included net income of $4.4 million, or $0.56 per diluted share. Excluding expenses related to the pending merger with Ann Arbor State Bank, net income would have been $4.7 million, or $0.60 per diluted share. This compares to net income of $3.6 million, or $0.45 per diluted share, in the preceding quarter and $3.3 million, or $0.41 per diluted share, in the third quarter of 2018.

Patrick J. Fehring, President and Chief Executive Officer of Level One, commented "We are pleased to announce a solid third quarter with net income of $4.4 million, which was $1.2 million, or 35%, higher than net income in third quarter of 2018. Our third quarter earnings were driven by net interest income of $13.0 million, noninterest income of $3.9 million, and a previously announced provision benefit related to a loan payoff. Overall, credit quality has improved as nonperforming assets as a percentage of total assets declined to 0.78% at September 30, 2019 compared with 1.30% at December 31, 2018. Finally, book value per share increased 15.98% over the past twelve months."

He continued, "In addition, during the third quarter of 2019, we announced the signing of a definitive merger agreement with Ann Arbor State Bank. We are extremely excited about this merger as it aligns with our strategic growth goals and affords us an opportunity to accelerate our expansion in the very attractive Ann Arbor market."

Third Quarter 2019 Financial Highlights

•	Net income was $4.4 million, or $0.56 per diluted share, for the third quarter of 2019

•	Net interest margin, on a fully taxable equivalent ("FTE") basis, was 3.59%, compared to 3.50% in the preceding quarter and 3.97% in the third quarter of 2018

•
Noninterest income increased 100.52% to $3.9 million in the third quarter of 2019, compared to $1.9 million in the third quarter of 2018, primarily due to higher income from mortgage banking activities

•	Total assets increased 4.37% to $1.51 billion at September 30, 2019, compared to $1.45 billion at September 30, 2018

•	Total loans increased 4.84% to $1.17 billion at September 30, 2019, compared to $1.11 billion at September 30, 2018

•	Total deposits increased 5.68% to $1.19 billion at September 30, 2019, compared to $1.13 billion at September 30, 2018

•	Book value per share increased 15.98% to $21.77 per share at September 30, 2019, compared to $18.77 per share at September 30, 2018

•	Tangible book value per share increased 17.20% to $20.51 per share at September 30, 2019, compared to $17.50 per share at September 30, 2018

Balance Sheet Review

Level One's total assets were $1.51 billion at September 30, 2019, an increase of $93.2 million, or 6.58%, from $1.42 billion at December 31, 2018, and up $63.2 million, or 4.37%, from $1.45 billion at September 30, 2018. The increase in total assets from December 31, 2018 was primarily due to an increase in originated loans, mortgage loans held for sale, fair value of interest rate swaps and receivables from a loan sub-servicer (both included under "other assets"), and cash and cash equivalents.

The investment securities portfolio was $205.2 million at September 30, 2019, an increase of $984 thousand, or 0.48%, from $204.3 million at December 31, 2018, and up $6.2 million, or 3.11%, from $199.1 million at September 30, 2018. The increase in the investment securities portfolio during the twelve months ended September 30, 2019 reflected our plan to grow the investment securities portfolio proportionately with total assets.

Total loans were $1.17 billion at September 30, 2019, an increase of $42.4 million, or 3.76%, from $1.13 billion at December 31, 2018, and up $53.9 million, or 4.84%, from $1.11 billion at September 30, 2018. The growth in total loans compared to December 31, 2018 and September 30, 2018 was primarily due to growth in both our commercial and residential real estate loan portfolio.

Total deposits were $1.19 billion at September 30, 2019, an increase of $59.9 million, or 5.28%, from $1.13 billion at December 31, 2018, and up $64.2 million, or 5.68%, from $1.13 billion at September 30, 2018. The increase in deposits compared to December 31, 2018 and September 30, 2018 was primarily due to growth in our money market and savings deposits. Total deposit composition at September 30, 2019 consisted of 32.55% of demand deposit accounts, 27.83% of savings and money market accounts and 39.62% of time deposits.

Operating Results

Level One's net interest income increased $547 thousand, or 4.40%, to $13.0 million in the third quarter of 2019, compared to $12.4 million in the preceding quarter, primarily due to the payoff of a large, nonaccrual loan relationship during the third quarter of 2019 which resulted in $408 thousand in loan interest and fee income. Net interest income remained relatively flat as compared to the third quarter of 2018.

Level One’s net interest margin, on a FTE basis, was 3.59% in the third quarter of 2019, compared to 3.50% in the preceding quarter and 3.97% in the third quarter of 2018. This increase in the net interest margin compared to the preceding quarter was primarily a result of lower cost of funds quarter over quarter. Average cost of funds was 1.98% for the third quarter of 2019 and 2.07% for the preceding quarter. The decrease in net interest margin year over year was primarily due to lower average loan yield and higher cost of funds as the federal funds rate was 25 basis points higher year over year.

Level One's noninterest income increased $381 thousand, or 10.96%, to $3.9 million in the third quarter of 2019, compared to $3.5 million in the preceding quarter, and increased $2.0 million, or 100.52%, compared to $1.9 million in the third quarter of 2018. The increase in noninterest income compared to the preceding quarter was primarily due to an increase in interest rate swap fees (included in other charges and fees) and net gains on the sale of investment securities. The increase in noninterest income year over year was attributable to the same factors mentioned in the quarter to quarter analysis above, as well as an increase in income related to mortgage banking activities. The increase in the mortgage banking activities income year over year was predominantly as a result of the doubling of our mortgage team in the third quarter of 2018.

Level One's noninterest expense increased $372 thousand, or 3.33%, to $11.5 million in the third quarter of 2019, compared to $11.2 million in the preceding quarter, and increased $1.0 million, or 10.38%, compared to $10.5 million in the third quarter of 2018. The increase in noninterest expenses quarter over quarter was primarily a result of increased mortgage commissions (included in salary and employee benefits) due to higher loan volumes in the third quarter of 2019. The increase in noninterest expense year over year was primarily a result of increased mortgage commissions, salary and employee benefits due to the overall growth in team member headcount, and $319 thousand of expense related to the pending merger with Ann Arbor State Bank. The efficiency ratio, which is a measure of operating expenses as a percentage of net interest income and noninterest income, for the third quarter of 2019 was 68.50%, compared to 70.15% for the preceding quarter and 69.73% in the third quarter of 2018.

Level One's income tax provision was $914 thousand, or 17.17% of pretax income, in the third quarter of 2019, as compared to $767 thousand, or 17.75% of pretax income, in the preceding quarter and $665 thousand, or 16.96% of pretax income, in the third quarter of 2018.

Asset Quality

Nonaccrual loans were $11.5 million, or 0.98% of total loans, at September 30, 2019, a decrease of $7.0 million from nonaccrual loans of $18.4 million, or 1.64% of total loans, at December 31, 2018, and a decrease of $1.4 million from nonaccrual loans of $12.9 million, or 1.15% of total loans, at September 30, 2018. The decrease in nonaccrual loans compared to December 31, 2018 was primarily due to the payoff of three large commercial loan relationships on nonaccrual status during the first and third quarter 2019 totaling $12.4 million. This was partially offset by two commercial loan relationships totaling $5.2 million moving to nonaccrual status. The decrease in nonaccrual loans compared to September 30, 2018 was primarily due to payoffs of three commercial loan relationships on nonaccrual status totaling $7.4 million, partially offset by four commercial loan relationships totaling $6.1 million moving to nonaccrual status.

Level One had $373 thousand of other real estate owned assets at September 30, 2019, compared to no other real estate owned assets at December 31, 2018 and September 30, 2018. Nonperforming assets, consisting of nonaccrual loans and other real estate owned, as a percentage of total assets were 0.78% at September 30, 2019, compared to 1.30% at December 31, 2018, and 0.89% at September 30, 2018.

In addition, we had $157 thousand of loans 90 days or more past due and still accruing at September 30, 2019, compared to $243 thousand at December 31, 2018 and $354 thousand at September 30, 2018, all of which consisted of purchase credit impaired loans from previously acquired financial institutions.

Performing troubled debt restructured loans that were not included in nonaccrual loans at September 30, 2019 were $914 thousand, compared to $931 thousand at December 31, 2018 and $2.5 million at September 30, 2018. The decrease in performing troubled debt restructurings year over year was due to one commercial loan relationship totaling $1.5 million moving to nonaccrual. Loans to borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, forbearance agreements, and principal deferral or reduction, are categorized as troubled debt restructured loans.

Net chargeoffs in the third quarter of 2019 were $30 thousand, or 0.01% of average loans on an annualized basis, compared to $36 thousand of net chargeoffs, or 0.01% of average loans on an annualized basis, for the preceding quarter and $194 thousand of net chargeoffs, or 0.07% of average loans on an annualized basis, for the quarter ended September 30, 2018.

Level One's third quarter of 2019 provision for loan losses was a provision benefit of $16 thousand, compared to a provision expense of $429 thousand in the preceding quarter and a provision expense of $619 thousand in the third quarter of 2018. The decrease in the provision expense quarter over quarter as well as year over year was primarily due to fewer charge-offs and the release of $362 thousand of specific reserves on a commercial loan relationship that paid off in the third quarter of 2019. The allowance for loan losses was $12.3 million, or 1.05% of total loans, at September 30, 2019, compared to $11.6 million, or 1.03% of total loans, at December 31, 2018, and $11.9 million, or 1.07% of total loans, at September 30, 2018. As of September 30, 2019, the allowance for loan losses as a percentage of nonaccrual loans was 107.46%, compared to 62.70% at December 31, 2018, and 92.36% at September 30, 2018.

Capital

Total shareholders’ equity was $168.0 million at September 30, 2019, an increase of $16.2 million, or 10.68%, compared with $151.8 million at December 31, 2018, primarily as a result of increased retained earnings and accumulated other comprehensive income. Total shareholders' equity increased $22.5 million, or 15.47%, from $145.5 million at September 30, 2018 as a result of the same factors previously mentioned.

Recent Developments

Merger with Ann Arbor Bank: On August 13, 2019, Level One and Ann Arbor Bancorp, Inc. ("AAB") jointly announced the signing of an Agreement and Plan of Merger, dated August 12, 2019, pursuant to which Level One has agreed to acquire AAB and its wholly owned subsidiary, Ann Arbor State Bank.

Third Quarter Dividend: On September 19, 2019, Level One’s Board of Directors declared a quarterly cash dividend of $0.04 per share. This dividend was paid out on October 15, 2019, to stockholders of record at the close of business on September 30, 2019.

About Level One Bancorp, Inc.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $1.51 billion as of September 30, 2019. It operates twelve banking centers throughout southeast Michigan and west Michigan. Level One Bank's success has been recognized both locally and nationally as the U.S. Small Business Administration's (SBA) "Community Lender of the Year" and "Export Finance Lender of the Year" and one of S&P Global's Top 10 "Best-Performing Community Banks" in the nation. Level One's commercial division provides a menu of products including lines of credit, term loans, leases, commercial mortgages, SBA loans, export-import financing, and a full suite of treasury management and private banking services. The consumer division offers personal savings and checking accounts and a complete array of consumer loan products including residential mortgages, home equity loans, auto loans, and credit card services. Level One Bank offers a variety of online banking services and a robust mobile banking application for individuals and businesses. Level One Bank offers the sophistication of a big bank, the heart of a community bank, and the spirit of an entrepreneur. For more information, visit www.levelonebank.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views of future events and operations. These forward-looking statements are based on the information currently available to the Company as of the date of this release. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe," "continue" or similar technology. It is important to note that these forward-looking statements are not guarantees of future performance and involve risk and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations, changes in interest rates and other general economic, business and political conditions, including changes in the financial markets, as well as other risks described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186

Summary Consolidated Financial Information
(Unaudited)	As of or for the three months ended
(Dollars in thousands, except per share data)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Earnings Summary
Interest income	$17,983	$17,657	$17,442	$17,041	$16,629
Interest expense	4,995	5,216	4,724	4,228	3,560
Net interest income	12,988	12,441	12,718	12,813	13,069
Provision (benefit) for loan losses	(16)	429	422	(51)	619
Noninterest income	3,858	3,477	2,286	2,307	1,924
Noninterest expense	11,539	11,167	10,368	10,384	10,454
Income before income taxes	5,323	4,322	4,214	4,787	3,920
Income tax provision	914	767	747	836	665
Net income	$4,409	$3,555	$3,467	$3,951	$3,255
Per Share Data
Basic earnings per common share	$0.57	$0.46	$0.45	$0.51	$0.42
Diluted earnings per common share	0.56	0.45	0.44	0.50	0.41
Book value per common share	21.77	21.07	20.15	19.58	18.77
Tangible book value per share (1)	20.51	19.81	18.88	18.31	17.50
Shares outstanding (in thousands)	7,714	7,728	7,749	7,750	7,749
Average basic common shares (in thousands)	7,721	7,741	7,752	7,750	7,749
Average diluted common shares (in thousands)	7,752	7,856	7,869	7,893	7,901
Selected Period End Balances
Total assets	$1,509,463	$1,505,376	$1,456,552	$1,416,215	$1,446,269
Securities available-for-sale	205,242	218,145	226,874	204,258	199,051
Total loans	1,168,923	1,166,501	1,131,097	1,126,565	1,114,999
Total deposits	1,194,542	1,229,445	1,151,463	1,134,635	1,130,311
Total liabilities	1,341,495	1,342,509	1,300,433	1,264,455	1,300,810
Total shareholders' equity	167,968	162,867	156,119	151,760	145,459
Tangible shareholders' equity (1)	158,250	153,121	146,337	141,926	135,570
Performance and Capital Ratios
Return on average assets (annualized)	1.16%	0.95%	0.96%	1.11%	0.95%
Return on average equity (annualized)	10.58	8.92	8.99	10.69	8.95
Net interest margin (fully taxable equivalent)(2)	3.59	3.50	3.76	3.73	3.97
Efficiency ratio (noninterest expense/net interest income plus noninterest income)	68.50	70.15	69.10	68.68	69.73
Dividend payout ratio	7.03	8.69	6.72	5.87	7.13
Total shareholders' equity to total assets	11.13	10.82	10.72	10.72	10.06
Tangible equity to tangible assets (1)	10.55	10.24	10.11	10.09	9.44
Common equity tier 1 to risk-weighted assets	11.73	11.49	11.78	11.82	11.75
Tier 1 capital to risk-weighted assets	11.73	11.49	11.78	11.82	11.75
Total capital to risk-weighted assets	13.84	13.62	13.95	14.00	13.99
Tier 1 capital to average assets (leverage ratio)	10.12	10.01	10.19	10.21	10.31
Asset Quality Ratios:
Net charge-offs to average loans	0.01%	0.01%	0.01%	0.10%	0.07%
Nonperforming assets as a percentage of total assets	0.78	0.99	1.17	1.30	0.89
Nonaccrual loans as a percent of total loans	0.98	1.25	1.47	1.64	1.15
Allowance for loan losses as a percentage of period-end loans	1.05	1.06	1.06	1.03	1.07
Allowance for loan losses as a percentage of nonaccrual loans	107.46	84.94	71.85	62.70	92.36
Allowance for loan losses as a percentage of nonaccrual loans, excluding allowance allocated to loans accounted for under ASC 310-30	100.52	79.41	66.33	57.71	84.72
(1) See section entitled "GAAP Reconciliation of Non-GAAP Financial Measures" below.
(2) Presented on a tax equivalent basis using a 21% tax rate.

GAAP Reconciliation of Non-GAAP Financial Measures

Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible shareholders' equity, tangible book value per share and the ratio of tangible equity to tangible assets. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy, as well as better understand and evaluate the Company’s core financial results for the periods in question.

We calculate: (i) tangible shareholders' equity as total shareholders' equity less core deposit intangibles, mortgage servicing rights and goodwill; (ii) tangible book value per share as tangible shareholders' equity divided by shares of common stock outstanding; and (iii) tangible assets as total assets, less core deposit intangibles, mortgage servicing rights and goodwill.

The following presents these non-GAAP financial measures along with their most directly comparable financial measure calculated in accordance with GAAP:

	As of
(Dollars in thousands, except per share data)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Total shareholders' equity	$167,968	$162,867	$156,119	$151,760	$145,459
Less:
Goodwill	9,387	9,387	9,387	9,387	9,387
Other intangible assets, net	331	359	395	447	502
Tangible shareholders' equity	$158,250	$153,121	$146,337	$141,926	$135,570

Shares outstanding (in thousands)	7,714	7,728	7,749	7,750	7,749
Tangible book value per share	$20.51	$19.81	$18.88	$18.31	$17.50

Total assets	$1,509,463	$1,505,376	$1,456,552	$1,416,215	$1,446,269
Less:
Goodwill	9,387	9,387	9,387	9,387	9,387
Other intangible assets, net	331	359	395	447	502
Tangible assets	$1,499,745	$1,495,630	$1,446,770	$1,406,381	$1,436,380

Tangible equity to tangible assets	10.55%	10.24%	10.11%	10.09%	9.44%

Net income, as reported	$4,409	$3,555	$3,467	$3,951	$3,255
Acquisition and due diligence fees	319	—	—	—	—
Income tax benefit (1)	(67)	—	—	—	—
Net income, excluding acquisition and due diligence fees	$4,661	$3,555	$3,467	$3,951	$3,255

Diluted earnings per share, as reported	$0.56	$0.45	$0.44	$0.50	$0.41
Effect of acquisition and due diligence fees, net of tax	0.04	—	—	—	—
Diluted earnings per common share, excluding acquisition and due diligence fees	$0.60	$0.45	$0.44	$0.50	$0.41

(1) Assumes acquisition and due diligence fees are deductible at an income tax rate of 21%.

Consolidated Balance Sheets
	As of
	September 30,	December 31,	September 30,
(Dollars in thousands)	2019	2018	2018
Assets	(Unaudited)		(Unaudited)
Cash and cash equivalents	$49,361	$33,296	$77,837
Securities available-for-sale	205,242	204,258	199,051
Federal Home Loan Bank stock	8,325	8,325	8,325
Mortgage loans held for sale, at fair value	26,864	5,595	9,392
Loans:
Originated loans	1,093,694	1,041,898	1,022,119
Acquired loans	75,229	84,667	92,880
Total loans	1,168,923	1,126,565	1,114,999
Less: Allowance for loan losses	(12,307)	(11,566)	(11,890)
Net loans	1,156,616	1,114,999	1,103,109
Premises and equipment, net	13,427	13,242	13,506
Goodwill	9,387	9,387	9,387
Other intangible assets, net	331	447	502
Bank-owned life insurance	12,080	11,866	11,785
Income tax benefit	469	2,467	3,201
Other assets	27,361	12,333	10,174
Total assets	$1,509,463	$1,416,215	$1,446,269
Liabilities
Deposits:
Noninterest-bearing demand deposits	$322,069	$309,384	$380,369
Interest-bearing demand deposits	66,716	52,804	50,226
Money market and savings deposits	332,432	287,575	238,351
Time deposits	473,325	484,872	461,365
Total deposits	1,194,542	1,134,635	1,130,311
Borrowings	111,937	99,574	146,483
Subordinated notes	14,934	14,891	14,882
Other liabilities	20,082	15,355	9,134
Total liabilities	1,341,495	1,264,455	1,300,810
Shareholders' equity
Common stock, no par value per share:
Authorized - 20,000,000 shares
Issued and outstanding - 7,714,000 shares at September 30, 2019, 7,750,216 shares at December 31, 2018, and 7,749,216 shares at September 30, 2018	89,206	90,621	90,411
Retained earnings	73,394	62,891	59,173
Accumulated other comprehensive income (loss), net of tax	5,368	(1,752)	(4,125)
Total shareholders' equity	167,968	151,760	145,459
Total liabilities and shareholders' equity	$1,509,463	$1,416,215	$1,446,269

Consolidated Statements of Income
(Unaudited)	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands, except per share data)	2019	2019	2018	2019	2018
Interest income
Originated loans, including fees	$14,633	$14,125	$12,653	$42,652	$35,664
Acquired loans, including fees	1,501	1,637	2,454	4,895	7,173
Securities:
Taxable	857	980	816	2,773	2,057
Tax-exempt	588	595	450	1,728	1,181
Federal funds sold and other	404	320	256	1,034	708
Total interest income	17,983	17,657	16,629	53,082	46,783
Interest Expense
Deposits	4,478	4,617	2,802	13,216	7,467
Borrowed funds	261	346	502	960	946
Subordinated notes	256	253	256	759	759
Total interest expense	4,995	5,216	3,560	14,935	9,172
Net interest income	12,988	12,441	13,069	38,147	37,611
Provision expense (benefit) for loan losses	(16)	429	619	835	463
Net interest income after provision for loan losses	13,004	12,012	12,450	37,312	37,148
Noninterest income
Service charges on deposits	627	662	655	1,914	1,915
Net gain on sales of securities	151	7	—	151	—
Mortgage banking activities	2,352	2,316	754	5,788	1,394
Net gain (loss) on sale of commercial loans	(37)	—	—	(37)	11
Other charges and fees	765	492	515	1,805	1,428
Total noninterest income	3,858	3,477	1,924	9,621	4,748
Noninterest expense
Salary and employee benefits	7,536	7,193	6,888	21,642	19,013
Occupancy and equipment expense	1,203	1,168	1,173	3,575	3,293
Professional service fees	465	385	494	1,212	1,231
Acquisition and due diligence fees	319	—	—	319	—
Marketing expense	379	288	264	843	697
Printing and supplies expense	78	104	127	250	343
Data processing expense	661	606	565	1862	1,512
Other expense	898	1,423	943	3,371	3,205
Total noninterest expense	11,539	11,167	10,454	33,074	29,294
Income before income taxes	5,323	4,322	3,920	13,859	12,602
Income tax provision	914	767	665	2,428	2,167
Net income	$4,409	$3,555	$3,255	$11,431	$10,435
Earnings per common share:
Basic earnings per common share	$0.57	$0.46	$0.42	$1.48	$1.44
Diluted earnings per common share	$0.56	$0.45	$0.41	$1.46	$1.41
Cash dividends declared per common share	$0.04	$0.04	$0.03	$0.12	$0.09
Weighted average common shares outstanding—basic	7,721	7,741	7,749	7,738	7,264
Weighted average common shares outstanding—diluted	7,752	7,856	7,901	7,776	7,414

Net Interest Income and Net Interest Margin
(Unaudited)	For the three months ended
	September 30, 2019			June 30, 2019			September 30, 2018
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Interest-earning assets:
Gross loans (3)	$1,182,764	$16,134	5.41%	$1,164,871	$15,762	5.43%	$1,075,642	$15,107	5.57%
Investment securities: (4)
Taxable	121,473	857	2.80	143,841	980	2.73	134,619	816	2.41
Tax-exempt	85,332	588	3.28	87,287	595	3.26	67,599	450	3.13
Interest earning cash balances	51,142	289	2.24	32,606	206	2.53	28,685	157	2.17
Federal Home Loan Bank Stock	8,325	115	5.48	8,325	114	5.49	8,303	99	4.73
Total interest-earning assets	$1,449,036	$17,983	4.96%	$1,436,930	$17,657	4.96%	$1,314,848	$16,629	5.04%
Non-earning assets:
Cash and due from banks	23,103			24,347			22,358
Premises and equipment	13,228			13,239			13,465
Goodwill	9,387			9,387			9,387
Other intangible assets, net	347			376			533
Bank-owned life insurance	12,023			11,948			11,732
Allowance for loan losses	(12,241)			(12,039)			(11,591)
Other non-earning assets	27,145			16,804			7,414
Total assets	$1,522,028			$1,500,992			$1,368,146
Interest-bearing liabilities:
Interest-bearing demand deposits	$51,963	$63	0.48%	$56,434	$69	0.49%	$60,022	$52	0.34%
Money market and savings deposits	320,363	1,170	1.45	295,371	1,125	1.53	249,595	625	0.99
Time deposits	543,765	3,245	2.37	582,874	3,423	2.36	463,373	2,125	1.82
Borrowings	70,766	261	1.46	59,272	346	2.33	95,371	502	2.09
Subordinated notes	14,925	256	6.81	14,910	253	6.78	14,874	256	6.83
Total interest-bearing liabilities	$1,001,782	$4,995	1.98%	$1,008,861	$5,216	2.07%	$883,235	$3,560	1.60%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest bearing demand deposits	333,690			315,530			329,459
Other liabilities	19,804			17,144			9,956
Shareholders' equity	166,752			159,457			145,496
Total liabilities and shareholders' equity	$1,522,028			$1,500,992			$1,368,146
Net interest income		$12,988			$12,441			$13,069
Interest spread			2.98%			2.89%			3.44%
Net interest margin (5)			3.56			3.47			3.94
Tax equivalent effect			0.03			0.03			0.03
Net interest margin on a fully tax equivalent basis			3.59%			3.50%			3.97%

(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates and yields are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $118 thousand, $115 thousand, and $84 thousand on tax-exempt securities for the three months ended September 30, 2019, June 30, 2019, and September 30, 2018, respectively, using a federal income tax rate of 21%.
(3) Includes nonaccrual loans.
(4) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

	For the nine months ended
	September 30, 2019			September 30, 2018
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Interest-earning assets:
Gross loans (3)	$1,157,837	$47,547	5.49%	$1,052,942	$42,837	5.44%
Investment securities: (4)
Taxable	135,460	2,773	2.74	117,356	2,057	2.34
Tax-exempt	84,476	1,728	3.28	60,570	1,181	3.13
Interest earning cash balances	37,359	670	2.40	27,207	382	1.88
Federal Home Loan Bank Stock	8,325	364	5.85	8,303	326	5.25
Total interest-earning assets	$1,423,457	$53,082	5.02%	$1,266,378	$46,783	4.96%
Non-earning assets:
Cash and due from banks	24,075			19,577
Premises and equipment	13,252			13,150
Goodwill	9,387			9,387
Other intangible assets, net	383			588
Bank-owned life insurance	11,955			11,651
Allowance for loan losses	(11,950)			(11,628)
Other non-earning assets	18,642			9,132
Total assets	$1,489,201			$1,318,235
Interest-bearing liabilities:
Interest-bearing demand deposits	$53,894	$180	0.45%	$62,626	$151	0.32%
Money market and savings deposits	307,461	3,389	1.47	266,508	1,851	0.93
Time deposits	556,922	9,647	2.32	455,299	5,465	1.60
Borrowings	62,006	960	2.07	67,073	946	1.89
Subordinated notes	14,910	759	6.81	14,859	759	6.83
Total interest-bearing liabilities	$995,193	$14,935	2.01%	$866,365	$9,172	1.42%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest bearing demand deposits	316,754			311,675
Other liabilities	17,048			9,941
Shareholders' equity	160,206			130,254
Total liabilities and shareholders' equity	$1,489,201			$1,318,235
Net interest income		$38,147			$37,611
Interest spread			3.01%			3.54%
Net interest margin (5)			3.58			3.97
Tax equivalent effect			0.03			0.02
Net interest margin on a fully tax equivalent basis			3.61%			3.99%

(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates and yields are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $347 thousand and $235 thousand on tax-exempt securities for the nine months ended September 30, 2019 and September 30, 2018, respectively, using the statutory tax rate of 21%.
(3) Includes nonaccrual loans.
(4) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Composition
	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2019	2019	2019	2018	2018
Commercial real estate:	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Non-owner occupied	$369,284	$364,504	$361,066	$367,671	$362,450
Owner-occupied	196,497	193,500	187,001	194,422	190,131
Total commercial real estate	565,781	558,004	548,067	562,093	552,581
Commercial and industrial	404,130	420,812	401,588	383,455	397,060
Residential real estate	198,277	186,737	180,386	180,018	164,356
Consumer	735	948	1,056	999	1,002
Total loans	$1,168,923	$1,166,501	$1,131,097	$1,126,565	$1,114,999

Impaired Assets
	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2019	2019	2019	2018	2018
Nonaccrual loans	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Commercial real estate	$5,043	$2,979	$2,694	$5,927	$4,559
Commercial and industrial	4,071	9,559	10,495	9,605	5,763
Residential real estate	2,339	2,006	3,456	2,915	2,546
Consumer	—	—	—	—	5
Total nonaccrual loans	11,453	14,544	16,645	18,447	12,873
Other real estate owned	373	373	373	—	—
Total nonperforming assets	11,826	14,917	17,018	18,447	12,873
Performing troubled debt restructurings
Commercial real estate	—	—	—	—	1,511
Commercial and industrial	553	558	562	568	574
Residential real estate	361	363	363	363	365
Total performing troubled debt restructurings	914	921	925	931	2,450
Total impaired assets	$12,740	$15,838	$17,943	$19,378	$15,323

Loans 90 days or more past due and still accruing	$157	$331	$453	$243	$354